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                                   EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                Quarter Ended
                                                         October 2,        October 3,
                                                            1998              1997
                                                         ----------        ----------
                                                    (Millions of Dollars, Except Ratios)
EARNINGS:
Net income . . . . . . . . . . . . . . . . . . . . .       $28.4             $43.6
Plus:  Income taxes. . . . . . . . . . . . . . . . .        14.7              22.5
       Fixed charges . . . . . . . . . . . . . . . .        26.7              24.4
       Amortization of capitalized interest. . . . .          .5                .4
Less:  Interest capitalized during the period. . . .         (.1)             (2.8)
                                                           -----             -----
                                                           $70.2             $88.1
                                                           =====             =====

FIXED CHARGES:
Interest expense . . . . . . . . . . . . . . . . . .       $21.1             $16.9
Plus:  Interest capitalized during the period. . . .          .1               2.8
       Portion of rents deemed representative of the
        interest factor. . . . . . . . . . . . . . .         5.5               4.7
                                                           -----             -----
                                                           $26.7             $24.4
                                                           =====             =====

RATIO OF EARNINGS TO FIXED CHARGES . . . . . . . . .        2.89              3.61
                                                           =====             =====
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